December 4, 2018                            Exhibit 99.1

Park National Corporation to add Judd and Ramser
to board of directors
NEWARK, Ohio – Park National Corporation’s (NYSE American: PRK) (Park) board of directors elected Jason Judd and Mark Ramser to serve as directors, effective January 1, 2019. Judd will also join the board of directors of Park’s banking subsidiary, The Park National Bank, effective January 1, 2019. Ramser has been an advisory board member of the bank’s First-Knox National Bank Division for 22 years. These elections expand Park’s board to 14 members, including Director Emeritus William T. McConnell.

Jason Judd is senior vice president of finance and international franchise operations for Justice, a retail fashion company within the Ascena Retail Group. Prior to joining Ascena in 2015, he served L Brands in a variety of finance leadership roles over 11 years. He earned an MBA with honors from Carnegie Mellon University and a bachelor’s degree magna cum laude from the University of Pennsylvania. His current community involvement includes serving as treasurer and a member of the board of trustees for Tifereth Israel Synagogue’s foundation.

Mark Ramser is president of Ohio Cumberland Gas Company, where he holds 38 years of experience. He earned a bachelor’s degree cum laude from The Ohio State University. He has a long and enduring record of business success and community leadership. A partial list of his community involvement includes: The Community Foundation of Mount Vernon & Knox County-board member 1997-2010, board chair 2000-2010; Central Ohio Technical College-board member 2006-2016; Camp Cornish Foundation-board chair 2013 to present and Knox County Historical Society-board member 20+ years to present.

“Both of these gentlemen possess extensive business finance and management experience, as well as a history of effective leadership with great integrity. Jason is widely respected in central Ohio for his strategic and analytical skills, and Mark has an excellent reputation for his wise counsel and business acumen,” said Park Chief Executive Officer David L. Trautman. “Their diverse backgrounds bring appealing additions to our board, as we have always believed that different viewpoints and considerable experience help preserve and enhance our board’s success.”
Judd and Ramser will serve in the class of directors whose terms expire on the date of Park’s annual shareholder meeting in 2019.

Headquartered in Newark, Ohio, Park National Corporation had $7.8 billion in total assets (as of September 30, 2018). The Park organization consists of 11 community bank divisions, a non-bank subsidiary and two specialty finance companies. Park's banking operations are conducted through Park subsidiary The Park National Bank and its divisions, which include Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, United Bank, N.A. Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division, the NewDominion Bank Division. The Park organization also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.
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